Exhibit 99.1

8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Senior Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS JULY SALES; Q2 EPS EXPECTED AT
HIGH END OF GUIDANCE

        Evansville, Indiana, August 5, 2004 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported sales for the four-week period ended July 31, 2004 were $46.4 million compared to sales of $47.2 million for the four-week period ended August 2, 2003. Comparable store sales decreased 6.3 percent in July 2004.

        Mark L. Lemond, president and chief executive officer commented, "During the first three weeks of July our comparable store sales were virtually even with last year. However, our sales in the fourth week of July were negatively affected by certain states shifting their sales tax free weekend from July last year into August. Additionally, numerous schools are reopening later this year requiring us to shift promotions which ran in fiscal July last year into fiscal August this year."

        "With higher gross profit margins during the quarter and tight expense controls, we anticipate coming in at the high end of our previous earnings guidance of $0.12 to $0.15 for the second quarter."

        Sales for the 13-week second quarter ended July 31, 2004 increased 2.7 percent to $138.1 million from sales of $134.5 million for the prior year second quarter ended August 2, 2003. Comparable store sales decreased 3.7 percent for the 13-week period.

        Sales for the first six months of 2004 increased 4.5 percent to $283.6 million from sales of $271.3 million for the first six months of 2003. Comparable store sales decreased 2.1 percent for the twenty-six week period.

        The Company also announced the opening of two stores during the month, one each in Abilene, TX and Texarkana, TX.

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded July sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning August 5, 2004 at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        Management will report and discuss second quarter financial results on August 12, 2004.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 250 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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